EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
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For:  MAF Bancorp, Inc.                  Contacts:    Jerry A. Weberling, Chief
      55th Street & Holmes Avenue                       Financial Officer
      Clarendon Hills, IL 60514

      www.mafbancorp.com                              Michael J. Janssen, SVP
                                                        (630) 325-7300


          MAF BANCORP ANNOUNCES 10% INCREASE IN QUARTERLY CASH DIVIDEND
                  AND ADOPTION OF NEW STOCK REPURCHASE PROGRAM


Clarendon Hills, Illinois, January 28, 2005 - MAF Bancorp, Inc. (MAFB), announced today that its Board of Directors has approved a 10% increase in the quarterly cash dividend. The dividend will increase to 23 cents per share from 21 cents per share. The cash dividend will be paid on April 4, 2005 to shareholders of record on March 17, 2005. This is the Company's eleventh increase in its cash dividend in the past ten years.

The Company also announced that it has adopted a new stock repurchase plan under which the Company is authorized to repurchase up to 1.2 million shares of its common stock. The new shares may be repurchased in the open market or in privately negotiated transactions and represent approximately 3.6% of the Company's 33.1 million outstanding shares. The repurchased shares will be used in connection with the Company's employee benefit plans and for other general corporate purposes.

The Company has nearly completed its previous stock repurchase program covering 500,000 shares that was announced in November 2004. A total of 490,000 shares have been repurchased under that program at an average cost of $43.96 per share.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 72 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in Wisconsin operate under the name "St. Francis Bank, a division of Mid America Bank." The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.